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                                                                     EXHIBIT 5.1


                         [LATHAM & WATKINS LETTERHEAD]



                                  July 27, 1999



Excel Legacy Corporation
16955 Via Del Campo, Suite 100
San Diego, CA 92127

               Re: Registration Statement on Form S-4 (File No. 333-80339); 9.0% Convertible Subordinated Debentures and 10.0% Senior Notes

Ladies and Gentlemen:

               In connection with the registration of (i) 9.0% Convertible Subordinated Debentures due 2004 (the "Debentures") of Excel Legacy Corporation, a Delaware corporation (the "Company"), and (ii) 10.0% Senior Notes due 2004 (the "Notes," and together with the Debentures, the "Securities") by the Company, under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on June 9, 1999 (File No. 333-80339), as amended by Amendment No. 1 filed with the Commission on July 27, 1999 (collectively, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

               The Debentures will be issued pursuant to an indenture, the form of which is attached as an exhibit to the Registration Statement, by and among the Company and a trustee to be named (the "Trustee"), as the same may be amended or supplemented from time to time (the "First Indenture"). The Notes will be issued pursuant to an indenture, the form of which is attached as an exhibit to the Registration Statement, by and among the Company and the Trustee, as the same may be amended or supplemented from time to time (the "Second Indenture," and together with the First Indenture, the "Indentures").

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LATHAM & WATKINS

Excel Legacy Corporation
July 27, 1999
Page 2



               In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Securities. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

               In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

               We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of New York, and the General Corporation Law of the State of Delaware, including statutory and reported decisional law thereunder, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within any state.

               Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

        (1) Subject to the due execution and delivery of the Indentures by the Company, the Securities have been duly authorized by all necessary corporate action of the Company, and when executed, authenticated and delivered by or on behalf of the Company against payment therefor in accordance with the terms of the First Indenture or the Second Indenture, as applicable, will constitute legally valid and binding obligations of the Company.

        (2) The shares of Common Stock issuable upon conversion of the Debentures have been duly authorized, and when issued upon conversion of the Debentures in accordance with the terms of the First Indenture, will be validly issued, fully paid and nonassessable.

               The opinions set forth in paragraph 1 are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors, (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 4.04 of each of the Indentures.


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LATHAM & WATKINS

Excel Legacy Corporation
July 27, 1999
Page 3



               To the extent that the obligations of the Company under each of the Indentures may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by each of the Indentures; that each of the Indentures has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under each of the Indentures, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under each of the Indentures.

               We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                        Very truly yours,


                                        LATHAM & WATKINS